EXHIBIT 99.1

NEWS RELEASE

Marvell® Technology Group Ltd. Reports

Record Fourth Quarter Fiscal 2005 Results

Sunnyvale, CA. (February 24, 2005) — Marvell® Technology Group Ltd. (NASDAQ: MRVL), the technology leader in the development of extreme broadband communications and storage solutions, today reported financial results for its fourth fiscal quarter and year ended January 29, 2005.

Net revenue for the fourth quarter of fiscal 2005 was a record $340.3 million, an increase of 40% over net revenue of $243.3 million for the fourth quarter of fiscal 2004 and a 7% sequential increase from net revenue of $317.6 million for the third quarter of fiscal 2005.  Net income under generally accepted accounting principles (GAAP) was $54.9 million, or $0.18 per share (diluted), for the fourth quarter of fiscal 2005, compared with a net income under GAAP of $19.8 million, or $0.07 per share (diluted), for the fourth quarter of fiscal 2004.

Net revenue for the year ended January 29, 2005 was $1,224.6 million, an increase of 49% over net revenue of $819.8 million for the year ended January 31, 2004. Net income under GAAP was $141.7 million, or $0.47 per share (diluted), for the year ended January 29, 2005, compared with a net income under GAAP of $45.5 million, or $0.16 per share (diluted), for the year ended January 31, 2004.

Marvell reports net income and basic and diluted net income per share in accordance with GAAP and additionally on a non-GAAP basis, referred to as pro forma.  Pro forma net income, where applicable, excludes the effect of amortization and write-off of acquired intangible assets and other, amortization of stock-based compensation and charges related to facilities consolidation.  Pro forma net income was $75.2 million, or $0.24 per share (diluted), for the fourth quarter of fiscal 2005, compared with pro forma net income of $41.3 million, or $0.14 per share (diluted), for the fourth quarter of fiscal 2004.  Shares used in computing net income per share for the fourth quarter of fiscal 2005 increased to 308.0 million, compared with 288.3 million for the fourth quarter of fiscal 2004.

Pro forma net income was $250.6 million, or $0.84 per share (diluted), for the year ended January 29, 2005, compared with pro forma net income of $130.8 million, or $0.47 per share (diluted), for the year ended January 31, 2004.  Shares used in computing pro forma net income per share for the year ended January 29, 2005 increased to 299.0 million, compared with 276.5 million for the year ended January 31, 2004.

These non-GAAP measures should be considered in addition to, and not as a substitute for, the results prepared in accordance with GAAP.  A reconciliation of GAAP net income to pro forma net income is included in the financial statements portion of this release as well as on our website in the Investors section at www.marvell.com.

Marvell’s management believes the non-GAAP information is useful because it can enhance the understanding of the Company’s ongoing economic performance and Marvell therefore uses pro forma reporting internally to evaluate and manage the Company’s operations.  Marvell has chosen to provide this information to investors to enable them to perform comparisons of operating results in a manner similar to how the Company analyzes its operating results.

“We are pleased to announce the results of another outstanding year and fourth quarter for Marvell,” stated Dr. Sehat Sutardja, Marvell’s President and CEO. “As we enter fiscal 2006, we are excited about the growing breadth of the several large volume markets we are serving as we expand our offerings into the consumer electronics markets.  We expect continued strong market adoption of our advanced technologies into a variety of emerging consumer applications as well as continued solid growth from the enterprise markets.”

Revenue for the fourth quarter was a record for Marvell and represented the 29th consecutive quarter of sequential revenue growth.  During the quarter, Marvell continued to generate strong positive cash flows and reported its highest level of cash, cash equivalents and short-term investments with a balance of $660.0 million.  The following is a review of some of the recent highlights that occurred since last quarter’s earnings release:

•                  During the quarter, Marvell announced the world’s first 802.11 a/g solution embedding TCP/IP networking to provide the most advanced wireless LAN solution for mobile consumer applications.  By combining embedded TCP, UDP and IP networking functions with Marvell’s proven multimode 802.11 a/g technology, Marvell enables new usage models such as peer to peer printing, ad-hoc gaming, streaming audio/video and a variety of Voice over IP applications.  This ultra-low power and small size device is designed to meet the unique requirements of consumer products.

•                  Marvell expects continued strong growth from the consumer market’s adoption of hard disk drives into a variety of high volume applications ranging from small form factor disk drives utilized in such applications as MP3 players to high capacity 3.5 inch desktop drives used in digital video recorders and gaming consoles.  In January, two new customers introduced new one inch small form factor drives based upon Marvell’s advanced system-on-chip solutions.

•                  Marvell expects to continue to drive widespread adoption of WLAN into a variety of consumer electronic devices.  During the quarter, Marvell experienced strong WLAN shipments into new emerging applications such as the Sony PSP.  Also, new WLAN based products such as digital still cameras and printers were introduced into the market based on Marvell’s ultra compact, low power solutions.

Marvell will be conducting a conference call today at 1:45 p.m. PST to discuss its fourth quarter financial results.  To listen to the conference call, investors can dial (706) 679-0800 approximately ten minutes prior to the initiation of the teleconference and refer to conference code 3830407.  Replay of the conference call will be available until March 4, 2005 at midnight PST by dialing (706) 645-9291.  The conference call will also be available via the web at www.marvell.com. Please visit the Investor Events section.  Replay on the Internet will be available until February 24, 2006.

The financial results included in this release are unaudited.  The complete, audited financial statements of the Company for the fiscal year ended January 29, 2005, including our assessment of internal controls, as well as our independent auditor’s report on internal controls, will be included in Marvell’s Annual Report on Form 10-K to be filed with the SEC on or before April 14, 2005.

About Marvell
Marvell (NASDAQ: MRVL) is the leading global semiconductor provider of complete broadband communications and storage solutions.  The Company’s diverse product portfolio includes switching, transceiver, communications controller, wireless, and storage solutions that power the entire communications infrastructure, including enterprise, metro, home, and storage networking.  As used in this release, the terms “Company” and “Marvell” refer to Marvell Technology Group Ltd. and its subsidiaries, including Marvell Semiconductor, Inc. (MSI), Marvell Asia Pte Ltd. (MAPL), Marvell Japan K.K., Marvell Taiwan Ltd., Marvell International Ltd. (MIL), Marvell U.K. Limited, Marvell Semiconductor Israel Ltd. (MSIL), RADLAN Computer Communications Ltd., and SysKonnect GmbH.  MSI is headquartered in Sunnyvale, Calif., and designs, develops and markets products on behalf of MIL and MAPL.  MSI may be contacted at (408) 222-2500 or at www.marvell.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:

This release contains forward-looking statements based on projections and assumptions about our products and our markets.  Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” and their variations identify forward-looking statements.   These statements include those relating to growing large volume markets, adoption of our technologies in consumer applications, devices and markets and growth in the enterprise market.  Statements that refer to, or are based on projections, uncertain events or assumptions also identify forward-looking statements.  These statements are not guarantees of results and are subject to risks and uncertainties.  Some risks and uncertainties that may adversely impact the statements in this release include, but are not limited to, the timing, cost and successful completion of development and volume production, end-customer qualification and adoption, and the timing, pricing, rescheduling, or cancellation of orders.  For other factors that could cause Marvell’s results to vary from expectations, please see the sections titled “Additional Factors That May Affect Future Results” in Marvell’s annual report on Form 10-K for the fiscal year ended January 31, 2004 and Marvell’s subsequent reports on Form 10-Q.  We undertake no obligation to revise or update publicly any forward-looking statements.

Marvell® and the Marvell logo are trademarks of Marvell.  All other trademarks are the property of their respective owners.

Marvell Technology Group Ltd.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Year Ended
	January 29, 2005	January 31, 2004	January 29, 2005	January 31, 2004

Net revenue	$340,266	$243,294	$1,224,580	$819,762
Cost of goods sold	162,756	116,312	581,757	382,206
Gross profit	177,510	126,982	642,823	437,556
Operating expenses:
Research and development	69,575	59,702	263,261	213,740
Selling and marketing	18,604	16,366	76,570	62,350
General and administrative	8,391	5,653	32,220	19,004
Amortization of stock-based compensation	480	1,737	3,977	4,943
Amortization/write-off of acquired intangible assets and other	19,759	19,741	102,534	80,390
Facilities consolidation	—	—	2,414	—
Total operating expenses	116,809	103,199	480,976	380,427
Operating income	60,701	23,783	161,847	57,129
Interest and other income, net	2,599	1,617	7,657	6,223
Income before income taxes	63,300	25,400	169,504	63,352
Provision for income taxes	8,355	5,625	27,843	17,842
Net income	$54,945	$19,775	$141,661	$45,510

Basic net income per share	$0.20	$0.08	$0.53	$0.18
Diluted net income per share	$0.18	$0.07	$0.47	$0.16

Weighted average shares — basic	275,555	261,296	269,687	251,554
Weighted average shares — diluted	308,034	288,342	299,012	276,483

Marvell Technology Group Ltd.
Pro Forma Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Year Ended
	January 29, 2005	January 31, 2004	January 29, 2005	January 31, 2004

Net revenue	$340,266	$243,294	$1,224,580	$819,762
Cost of goods sold	162,756	116,312	581,757	382,206
Gross profit	177,510	126,982	642,823	437,556
Operating expenses:
Research and development	69,575	59,702	263,261	213,740
Selling and marketing	18,604	16,366	76,570	62,350
General and administrative	8,391	5,653	32,220	19,004
Total operating expenses	96,570	81,721	372,051	295,094
Operating income	80,940	45,261	270,772	142,462
Interest and other income, net	2,599	1,617	7,657	6,223
Income before income taxes	83,539	46,878	278,429	148,685
Provision for income taxes	8,355	5,625	27,843	17,842
Pro forma net income	$75,184	$41,253	$250,586	$130,843

Basic pro forma net income per share	$0.27	$0.16	$0.93	$0.52
Diluted pro forma net income per share	$0.24	$0.14	$0.84	$0.47

Weighted average shares — basic	275,555	261,296	269,687	251,554
Weighted average shares — diluted	308,034	288,342	299,012	276,483

Reconciliation of GAAP net income to pro forma net income:
GAAP net income	$54,945	$19,775	$141,661	$45,510
Amortization of stock-based compensation	480	1,737	3,977	4,943
Amortization/write-off of acquired intangible assets and other	19,759	19,741	102,534	80,390
Facilities consolidation charge	—	—	2,414	—
Pro forma net income	$75,184	$41,253	$250,586	$130,843

The above pro forma statements of operations are for informational purposes only and are provided for understanding our operating results.  The pro forma statements of operations have not been prepared in accordance with GAAP, should not be considered a substitute for our historical financial information prepared in accordance with GAAP and may be different from pro forma measures used by other companies. The pro forma income has been derived by adjusting the net income under generally accepted accounting principles for the impact of non cash stock-based compensation charges, non-cash charges associated with purchase accounting, facilities consolidation and other write-off related expenses.

Marvell Technology Group Ltd.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	January 29,	January 31,
	2005	2004
Assets
Current assets:
Cash, cash equivalents and short-term investments	$660,014	$386,271
Accounts receivable, net	200,954	136,513
Inventory, net	128,889	91,785
Prepaid expenses and other current assets	27,937	18,713
Total current assets	1,017,794	633,282
Property and equipment, net	161,770	149,705
Goodwill and acquired intangible assets	1,560,636	1,615,084
Other noncurrent assets	48,762	37,394
Total assets	$2,788,962	$2,435,465

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$129,728	$121,190
Accrued liabilities	52,740	36,823
Income taxes payable	3,195	2,155
Deferred income	15,938	12,996
Current portion of capital lease obligations	13,204	10,747
Total current liabilities	214,805	183,911
Capital lease obligations	11,590	19,944
Other long-term liabilities	65,137	40,769
Total liabilities	291,532	244,624

Shareholders’ equity:
Common stock	555	527
Additional paid-in capital	3,035,200	2,872,281
Deferred stock-based compensation	(3,400)	(7,945)
Accumulated other comprehensive income (loss)	(1,807)	757
Accumulated deficit	(533,118)	(674,779)
Total shareholders’ equity	2,497,430	2,190,841
Total liabilities and shareholders’ equity	$2,788,962	$2,435,465